EXHIBIT 10.1

NUTRACEUTICAL INTERNATIONAL CORPORATION
2013 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Nutraceutical International Corporation, a Delaware corporation (the “Company”), pursuant to the Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) the following award of Performance Stock Units (“PSUs”). This award of PSUs is subject to all of the terms and conditions set forth in this Grant Notice, in the Performance Stock Unit Terms and Conditions (the “Terms and Conditions”) attached hereto as Appendix A and in the Process for Determining Earned PSUs attached hereto as Appendix B (this Grant Notice and Appendix A and Appendix B being collectively referred to as the “Award Agreement”) and in the Plan, the terms of which are incorporated herein by reference. All capitalized terms used and not otherwise defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan (as it may be amended from time to time) unless the context clearly indicates otherwise.

Participant:	[Name]

Grant Date:	[Date]

Target Number of PSUs:	[Number]

Performance Period:	October 1, 2016 to September 30, 2019

Performance Measures:	Revenue Growth and Adjusted EBITDA Margin (see tables and description below)

Payout Range (earned PSUs):	0% to 210% of Target Number

Vesting Date:	The earned PSUs will vest as of September 30, 2019

Payment of PSUs:	The Company shall pay to the Participant in the form of one share of Stock for each vested PSU as set forth in Section 4 of the attached Performance Stock Unit Terms and Conditions.

Termination of PSUs:
Unvested PSUs are forfeited and terminated to the extent set forth in Section 3 of the attached Terms and Conditions if the Participant ceases to be an Employee, Consultant or Independent Director (a “Termination of Service”).

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Award Agreement. The Participant has reviewed the Award Agreement, including Appendices A and B, and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Award Agreement and the Plan. In the event that there are any inconsistencies between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall control. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Performance Stock Unit Agreement.

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Signed:

NUTRACEUTICAL INTERNATIONAL CORPORATION:	PARTICIPANT:
HOLDER:
By:
Name:	Print Name:
Title:	Address:

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APPENDIX A
PERFORMANCE STOCK UNIT GRANT NOTICE
PERFORMANCE STOCK UNIT TERMS AND CONDITIONS
1.Grant. Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) and these Performance Stock Unit Terms and Conditions (the “Terms and Conditions”) attached to the Grant Notice, and which together constitute the “Award Agreement,” Nutraceutical International Corporation, a Delaware corporation (the “Company”), has granted to the Participant an award of PSUs under the Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (the “Plan”), subject to all of the terms and conditions contained in this Award Agreement and the Plan. All capitalized terms used but not defined in the Award Agreement shall have the meanings ascribed to such terms in the Plan unless the context clearly indicates otherwise.

2.PSUs. Each PSU that vests represents the right to receive payment, in accordance with Section 4 below, in the form of one share of Stock. Unless and until a PSU vests, the Participant has no right to payment in respect of any such PSU. Prior to actual payment in respect of any vested PSU, such PSU represents an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting and Termination. Except as otherwise provided in this Section 3, the number of PSUs that are earned and eligible to vest is determined as set forth in Appendix B.

3.1    Unearned PSUs. Any PSUs that have not yet been earned in the manner provided in Appendix B as of the end of the Performance Period immediately terminate and are forfeited and cancelled without payment of consideration therefore.

3.2    Voluntary Termination (other than Retirement) by the Participant or Termination by the Company for Cause. All PSUs that have not yet vested as of the Participant’s Termination of Service due to voluntary termination by the Participant (other than due to Retirement, as defined in Section 3.3) or to termination by the Company for Cause (defined as contemplated by the Plan) thereupon terminate and are forfeited and cancelled without payment of consideration therefore.

3.3    Termination by the Company without Cause. If during the Performance Period the Participant's Termination of Service occurs due to an involuntary Termination of Service without Cause, the Compensation Committee in its sole discretion may provide that the Participant, or the Participant's estate or designated beneficiary in the event of the Participant’s death, may become entitled to vesting and payout of a number of PSUs not in excess of the Target Number of PSUs as set forth in the Grant Notice multiplied by a Performance Factor determined in the manner provided in Section 3.4(b) (but replacing references to the Change in Control with references to the Participant’s Termination of Service). Any PSUs that are not vested by reason of the Compensation Committee’s determination as contemplated in the preceding sentence are forfeited and cancelled without payment of consideration therefor.
3.4     Termination by Reason of Death, Disability or Retirement. If during the Performance Period the Participant's Termination of Service occurs by reason of death, Disability or Retirement (defined below), the Participant, or the Participant's estate or designated beneficiary in the event of the Participant’s death, is entitled to vesting and payout of PSUs as follows (and any PSUs that do not vest under the circumstances described below are forfeited and cancelled without payout of consideration therefor):
(a)    If such termination occurs in the first fiscal year of the Performance Period, then the Participant is entitled to an immediate vesting of a number of PSUs equal to one-third of the Target Number of PSUs as set forth in the Grant Notice multiplied by a Performance Factor determined in the manner specified in Appendix B, except that the Performance Period for purposes of applying Appendix B is deemed to be the first fiscal year rather than the full three fiscal years.

(b)    If such termination occurs in the second fiscal year of the Performance Period, then the Participant is entitled to an immediate vesting of a number of PSUs equal to two-thirds of the Target Number of PSUs as set forth in the Grant Notice multiplied by a Performance Factor determined in the manner specified in Appendix B, except that the Performance Period for purposes of applying Appendix B is deemed to be the first two fiscal years rather than the full three fiscal years.
(c)    If such termination occurs in the third fiscal year of the Performance Period, or after the end of the Performance Period, then 100% of PSUs earned based on actual performance over the Performance Period vest as provided in the Grant Notice.
For purposes of this Agreement, “Retirement” means a Termination of Service due to the voluntary resignation of the Participant after attaining the age of 65 with a minimum of twenty years of service (from the most recent hire date, not including service with predecessor acquired entities) with the Company and its Affiliates, provided that such Participant does not accept or commence employment or service, prior to six (6) months after the date of such Termination of Service, in a full-time position as an employee, consultant or independent contractor (other than solely in a capacity as a non-employee member of a board of directors) with any company or other entity or business that competes with the Company and its Affiliates (the “Special Retirement Restriction”). Notwithstanding anything herein to the contrary, with respect to the PSUs for which vesting is accelerated as a result of Retirement, the settlement of such PSUs shall be subject to a condition subsequent that the Participant: (i) has not breached the Special Retirement Restriction, and (ii) has provided, if requested by the Compensation Committee, a written certification of compliance with the Special Retirement Restriction.
3.5    Change in Control.
(a)     If a Change in Control occurs during the Performance Period and prior to the Participant’s Termination of Service, the Participant is entitled to immediate vesting and payout of a number of PSUs equal to the Target Number of PSUs as set forth in the Grant Notice multiplied by a Performance Factor determined as provided in Section 3.4(b). Any PSUs that do not vest under the circumstances described in the preceding sentence are forfeited and cancelled without payment of consideration therefor.
(b)    For purposes of Sections 3.4(a), the Performance Factor shall be determined in the manner specified in Appendix B, except that (i) the Performance Period for purposes of applying Appendix B shall be deemed to have ended on (A) the date of the Change in Control, if the Change in Control occurs on the last date of a fiscal quarter, or (B) the last day of the fiscal quarter preceding the Change in Control if the Change in Control does not occur on the last day of a fiscal quarter, and (ii) if the date the Performance Period is deemed to have ended under clause (i) is not also the last day of a fiscal year, then the period between the last day of the Company’s immediately preceding fiscal year and the deemed last day of the Performance Period (the “Stub Period”) shall be deemed a fiscal year for purposes of Appendix B and the Company’s Revenue and Adjusted EBITDA Before Incentive Comp for such deemed fiscal year shall be annualized amounts based on the Company’s actual Revenue and Adjusted EBITDA Before Incentive Comp for the Stub Period.
4.Payment after Vesting; No Dividend Equivalents; Code Section 409A. The Company shall issue one share of Stock (in book-entry form or otherwise) in respect of each PSU that vests in accordance herewith to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) according to the following schedule: (i) if vesting occurs at a fiscal year end (currently September 30th), then on the last day of the second month following the fiscal year end (i.e., November 30th if the fiscal year end is September 30th); or (ii) except with respect to accelerated vesting as a result of Retirement, if vesting occurs on any other date, then within 60 days following the end of the fiscal year (or other applicable measurement period, in the case of a Change in Control) that includes the date on which such PSU vests; or (iii) in the case of PSUs that receive accelerated vesting as a result of Retirement, then on the later of (a) the expiration of the six-month period immediately following Retirement, subject to the satisfaction of the conditions set forth in Section 3.3, or (b) on the last day of the second month following the fiscal year end of the fiscal year during which Retirement occurred (i.e., November 30th if the fiscal year end is September 30th), but in no event later than March 15th of the calendar year following the calendar year in which retirement occurs. The Participant shall not be entitled to receive any amounts (so-called “dividend equivalents”) in respect of the PSUs with respect to dividends or other distributions paid by the Company on shares of Stock underlying the PSUs prior to the date of vesting. Notwithstanding anything herein to the contrary, no payments hereunder shall be made to the Participant during the six-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of such separation from service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time set forth in this Section 4 would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such six-month period.

5.Tax Withholding. The Company may deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant’s employment tax obligations, if any) required by law to be withheld with respect to any taxable event arising in connection with the PSUs. Without limiting the generality of Section 15.3 of the Plan, the Participant may, in satisfaction of the foregoing requirement, elect to have the Company withhold or cause to be withheld shares of Stock otherwise issuable in respect of such PSUs having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan or this Agreement, the number of shares of Stock which may be so withheld shall be limited to the number of shares of Stock which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for income and payroll tax purposes that are applicable to such supplemental taxable income.

6.Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant has any of the rights or privileges of a shareholder of the Company in respect of any shares of Stock that may become deliverable hereunder unless and until certificates representing such shares of Stock have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

7.Non-Transferability. Neither the PSUs nor any interest or right therein is liable for the debts, contracts or engagements of the Participant or his or her successors in interest or subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7 shall not prevent transfers by will or by the applicable laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void.

8.Distribution of Stock. Notwithstanding anything herein to the contrary, the Company is not required to issue or deliver any certificates evidencing shares of Stock pursuant to this Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to this Agreement are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. In the event that any such issuance or delivery is delayed because the Company reasonably determines that such issuance or delivery will violate Federal securities laws or other applicable law, such issuance or delivery shall be made at the earliest date at which the Company reasonably determines that such issuance or delivery will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). The Company shall not delay any such recording or delivery if such delay will result in a violation of Section 409A of the Code. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee may require the Participant to comply with any timing or other restrictions with respect to the settlement of any PSUs, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Participant any certificates evidencing shares of Stock issued upon settlement of any PSUs under this Agreement and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) and all references herein to certificates shall be deemed to apply instead to recordation in such books.

9.Clawback/Forfeiture. The Committee may in its sole discretion cancel this award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after a Termination of Service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement. .In addition, participation in the Plan and receipt of remuneration as a result of the PSUs is subject in all respects to any Company compensation clawback policies that may be in effect from time to time.

10.No Effect on Service Relationship. Nothing in this Agreement or in the Plan confers upon the Participant any right to serve or continue to serve as an Employee, Consultant, or other service provider of the Company or any Affiliate, or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

11.Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect to the extent permitted by law.

12.Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the PSUs and that the Participant is not relying on the Company for tax advice.

13.Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.

14.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

15.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant becomes subject to Section 16 of the Exchange Act, the Plan, the PSUs and this Agreement will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement is deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.Code Section 409A. Neither the PSUs nor this Agreement is intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, notwithstanding anything to the contrary, the shares of Stock issuable (or cash deliverable) hereunder shall be distributed no later than the later of: (i) the 15th day of the third month following the last day of the Participant’s first taxable year in which the PSUs are no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following the last day of the first taxable year of the Company in which the PSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Nevertheless, to the extent that the Committee determines that any PSUs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the PSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the PSUs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.

17.Adjustments. The Participant acknowledges that the PSUs are subject to modification and termination in certain events as provided in this Agreement and Sections 12 and 13 of the Plan.

18.Notices. Notices required or permitted hereunder must be given in writing and are deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his or her address shown in the Company records, and to the Company at its principal executive office.

19.Beneficiary.  The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

20.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement inures to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

21.Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

22.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Utah without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Utah.

23.Captions. Captions provided herein are for convenience only and are not intended to serve as a basis for interpretation or construction of this Agreement.

24.Signature in Counterparts.  This Agreement may be signed (including electronically as specified by the Committee), in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

APPENDIX B
TO PERFORMANCE STOCK UNIT GRANT NOTICE
PROCESS FOR DETERMINING EARNED PSUS

Participant:

Grant Date:

Target Number of PSUs:

Performance Period:    October 1, 2016 to September 30, 2019

Determination of Earned PSUs: Subject to the terms of the Grant Notice and the Terms and Conditions to which this Appendix B is attached, the number of the PSUs that the Participant earns as of the end of the Performance Period pursuant to this Award Agreement is determined as follows:

1.Performance Factor. The number of earned PSUs is determined by multiplying the Target Number of PSUs by the Performance Factor, which is itself calculated by multiplying the “Revenue Growth Factor” determined in accordance with paragraph 2 by the “Adjusted EBITDA Average Margin Factor” determined in accordance with paragraph 3 below.

2.Revenue Growth Factor. The Revenue Growth Factor is equal to the “Payout as a % of Target” percentage specified in the following table that corresponds to the three-fiscal-year moving average growth in Revenue achieved by the Company during the Performance Period as specified in the “2017-2019 Performance Goal” column in the following table:

Revenue Growth	Performance Level	Payout as a % of Target (1)	2017-2019 Performance Goal
3-fiscal-year moving average growth in Revenue	Below Threshold	0%	<0.0%
	Threshold	50%	2.0%
	Target	100%	4.0%
	Stretch	125%	5.0%
	Maximum	150%	≥6.0%

(1)
If performance is between Below Threshold and Stretch levels set forth above, then the Payout as a % of Target percentage is determined by linear interpolation. There is no interpolation for performance above Stretch level but below Maximum level.

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3.Adjusted EBITDA Average Margin Factor. The Adjusted EBITDA Average Margin Factor is equal to the “Adjusted EBITDA Average Margin Multiplier” percentage specified in the following table that corresponds to the “Adjusted EBITDA Average Margin Performance” achieved by the Company during the three fiscal years of the Performance Period (i.e., ending September 30, 2019):

Adjusted EBITDA Average Margin Performance (1)	Adjusted EBITDA Average Margin Multiplier (2)
≥24.0%	140%
22.0%	120%
20.0%	110%
18.0%	100%
16.0%	90%
14.0%	80%
≤10.0%	0%

(1)	Adjusted EBITDA Average Margin Performance goals as specified may be adjusted in connection with acquisitions as provided below in paragraph 4(f) of this section of the Grant Notice.

(2)	If Adjusted EBITDA Average Margin Performance is between any of the amounts specified in the table, then the Adjusted EBITDA Average Margin Multiplier percentage is determined by linear interpolation.

4.Applicable Definitions and Computation Rules. The following definitions and computation rules apply for purposes of determining the number of PSUs earned as of the end of the Performance Period:

(a)
“Revenue” for any fiscal year is the net sales reported in the Company’s consolidated statements of operations for the applicable fiscal year, as determined under Generally Accepted Accounting Principles (“GAAP”).

(b)	Moving average revenue growth is calculated by comparing Revenue for the Performance Period to Revenue for the fiscal 2016 base year.

(c)
“Adjusted EBITDA Average Margin” is measured as a three fiscal year average of the Adjusted EBITDA Before Incentive Comp margin for the three fiscal years of the Performance Period (i.e., ending September 30, 2019) and is calculated by dividing Adjusted EBITDA Before Incentive Comp for those three fiscal years by Revenue for those three fiscal years.

(d)
“Adjusted EBITDA Before Incentive Comp” for a fiscal year is the net income (loss) reported in the Company’s consolidated statements of operations for the applicable fiscal year, as determined under GAAP, less all incentive compensation and less net interest income and plus income tax expense, depreciation, amortization and contingent consideration for that fiscal year, and may be adjusted, at the discretion of the Committee, to exclude the impact of Special Items.

(e)
“Special Items” consist of the following items, as determined by the Compensation Committee, associated with events that occur during the Performance Period: (i) gains or losses attributable to accounting rule changes not in place as of the beginning of Performance Period; (ii) gains and losses from litigation not connected to the Company’s core business; (iii) gains or losses from an “act of God” such as fire, flood, etc.; (iv) financial, consulting and legal advisory fees associated with an acquisition or disposition to the extent they exceed budgeted amounts; (v) in-process R&D expenses associated with acquisitions; and (vi) severance, retention, integration and asset write-down charges associated with an acquired company or product line.

(f)
Certain adjustments may be made at the discretion of the Committee to the Adjusted EBITDA Average Margin Performance goals in the event of the Company’s acquisition of another entity, business, or product line:

•	If an acquisition occurs during the Performance Period, and the business case on

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which the acquisition was predicated specifies that the acquisition will positively impact both Revenue and Adjusted EBITDA Before Incentive Comp during the Performance Period, then the existing Revenue and Adjusted EBITDA Average Margin Performance goals will be unchanged.

•
If an acquisition occurs during the Performance Period, and the business case on which the acquisition was predicated specifies that the acquisition will erode Adjusted EBITDA Before Incentive Comp during the Performance Period, then the Adjusted EBITDA Average Margin Performance goals may be adjusted downward, consistent with the estimates in the business case.

(g)
In calculating the Performance Factor, Revenue Growth Factor and Adjusted EBITDA Average Margin Factor, all percentages will be rounded to the nearest one-tenth of one percent. In calculating the number of earned PSUs, the number of earned PSUs shall be rounded to the nearest whole PSU.

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